Exhibit 6(f)

Denver Investment Advisors LLC

ALPS Fund Services, Inc.

c/o Westcore Trust

1290 Broadway, Suite 1100

Denver, Colorado 80203

November 16, 2010

Jack Henderson

Chairman

Westcore Trust

1600 Broadway, Suite 1410

Denver, CO  80202

Re:       Westcore Trust (the “Trust”)

Dear Mr. Henderson:

By our execution of this letter agreement (this “Agreement”), the undersigned parties agree they will voluntarily waive a portion of the investment advisory and/or administration fees and/or reimburse additional Trust expenses for the period commencing April 30, 2011 through April 30, 2012 so that total annual operating expenses of the Retail Class of each portfolio of the Trust as reported in the Funds’ Financial Highlights do not exceed 1.15%.

The parties acknowledge that they will not be entitled to collect on or make a claim for waived fees or reimbursed expenses at any time in the future.  The parties agree to continue such waivers for the Westcore Blue Chip Fund at least through April 30, 2012.

The names “Westcore Trust” and “Trustees of Westcore Trust” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 as amended July 16, 1990 and as may be further amended from time to time which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust.  The obligations of “Westcore Trust” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

ALPS FUND SERVICES, INC.                                 DENVER INVESTMENT ADVISORS LLC

By:  /s/ Jeremy O. May                                                  By:  /s/ Todger Anderson

Name: Jeremy O. May                                                   Name:  Todger Anderson

Title:   President                                                             Title:     Chairman

Your signature below acknowledges

acceptance of this Agreement:

WESTCORE TRUST

By: /s/ Jack D. Henderson

Name:  Jack D. Henderson

Title:     Chairman